Delisting Determination,The Nasdaq Stock Market, LLC,
May 7, 2009, BPO Management Services, Inc. The Nasdaq Stock Market, Inc. (the Exchange) has determined to remove from listing the common stock of BPO Management Services, Inc.
(the Company), effective at the opening of the trading session on May 18, 2009. Based on a review of the information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Marketplace Rule 5450(a)(2). (That Marketplace Rule was enumerated as 4310(c)(4) at the time of the determination.)
The Company was notified of the Staffs determination on September 18, 2008. On January 12, 2009, staff notified the Company that it was subject to delisting for an additional deficiency pursuant to Marketplace Rule 5110(a).
The Company requested a
review of the Staffs determination before the Listing Qualifications Hearings Panel, but withdrew its request for a hearing on February 11, 2009 and trading in the Companys securities was suspended on February 13, 2009. The Staffs Determination to delist the Company became final on February 13, 2009.